As filed with the Securities and Exchange Commission on September 25, 2001 Registration No._____________

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC  20549
                      ____________________________________


                               AMENDMENT NO. 1 TO
                                   FORM SB-2/A
                             Registration Statement
                        Under the Securities Act of 1933

                      ____________________________________

                              DR. OWL ONLINE, INC.
             (Exact name of Registrant as specified in its charter)

            TEXAS                         7370                76-0672297
 (State or other jurisdiction      (Primary Standard       (I.R.S. Employer
      of incorporation or     Industrial Classification   Identification Number)
        organization)                 Code  Number)

                                                      ANTHONY  R.  HUANG
     777 POST OAK BLVD., SUITE 320               777 POST OAK BLVD., SUITE 320
        HOUSTON, TEXAS 77056                         HOUSTON,  TEXAS  77056
           (713) 552-9777                               (713)  552-9777
    (Address, and telephone number           (Name, address and telephone number
     of  principal  executive  offices)               of  agent  for  service)

                                   Copies to:
                              THOMAS C.  PRITCHARD
                            BREWER & PRITCHARD, P.C.
                           THREE RIVERWAY, 18TH FLOOR
                              HOUSTON, TEXAS  77056
                              PHONE (713) 209-2950
                            FACSIMILE (713) 209-2921
                              _____________________

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering as provided in Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed as provided in Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed as provided in Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made as provided in Rule 434, please check the following box. [ ]

                             _______________________

                                  CALCULATION OF REGISTRATION FEE
===================================================================================================
                                AMOUNT     PROPOSED MAXIMUM    PROPOSED MAXIMUM
TITLE OF EACH CLASS OF          BEING       OFFERING PRICE        AGGREGATE           AMOUNT OF
SECURITIES TO BE REGISTERED   REGISTERED    PER SHARE (1)     OFFERING PRICE(1)   REGISTRATION FEE
---------------------------------------------------------------------------------------------------
Common Stock (2)               2,057,000      $  0.50           $  1,028,500          $  257.13
---------------------------------------------------------------------------------------------------
TOTAL. . . . . . . . . . . .   2,057,000                        $  1,028,500          $  257.13
===================================================================================================

(1)     Estimated  solely for the purpose of calculating the registration fee pursuant to Rule 457.
(2)     The  2,057,000  shares  being offered for immediate sale by shareholders of the registrant.
_________________________


     The registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting in accordance with Section 8(a), may determine.

                 Subject to Completion, Dated September 25, 2001

Preliminary  Prospectus

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell the common stock covered by this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the common stock and it is not soliciting an offer to buy the common stock in any state where the offer or sale is not permitted.


                              DR. OWL ONLINE, INC.


                   RESALE OF 2,057,000 SHARES OF COMMON STOCK


     This prospectus relates to the resale of 2,057,000 shares of our common stock by all of our unaffiliated stockholders, which is not being underwritten. A list of the selling shareholders is provided on page 22. We will not receive any proceeds from the sale of these shares.

     We are an early stage Internet software development company that has begun the development and design of a membership-based Internet web site that promotes early childhood educational development. We intend to fully design our web site to appeal to and attract consumers, publishers, service providers and advertisers of educational-related content, products, services and advertising. We currently have no members and have not entered into any agreements with any publishers, service providers or advertisers.

     We have minimal assets. We have not generated any revenue to date and have had losses since inception through May 31, 2001, in the amount of $(28,107). As of August 31, 2001, we had cash reserves of approximately $19,100.

     Our common stock is not currently traded on any exchange or on the OTC Electronic Bulletin Board. We do not expect an active trading market for our common stock to develop. If a market does develop, it will likely be limited, sporadic, and highly volatile.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. WE URGE YOU TO READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 3 ALONG WITH THE REST OF THIS PROSPECTUS BEFORE YOU MAKE YOUR INVESTMENT DECISION.





                 The date of this prospectus is _______________

                                   TABLE OF CONTENTS
                                                                                   PAGE
                                                                                   ----

Prospectus Summary. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Risk Factors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Dividend Policy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Determination of Offering Price . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Management's Discussion and Analysis of Financial Condition and Plan of Operations.   9
Business. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Management. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Executive Compensation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Principal Stockholders. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Related Party Transactions. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
Description of Capital Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
Shares Eligible for Future Sale . . . . . . . . . . . . . . . . . . . . . . . . . .  21
Plan of Distribution and Selling Stockholders . . . . . . . . . . . . . . . . . . .  22
Disclosure of Commission Position on Indemnification for Securities Act liabilities  24
Market for Common Equity and Related Stockholder Matters. . . . . . . . . . . . . .  24
Interest of Named Experts and Counsel . . . . . . . . . . . . . . . . . . . . . . .  24
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
Where You Can Find More Information . . . . . . . . . . . . . . . . . . . . . . . .  25

                               PROSPECTUS SUMMARY

     To understand this offering fully, you should read the entire prospectus carefully, including the risk factors beginning on page 3 and the financial statements.

Our  Company. . . . . .  Dr.  Owl  Online,  Inc.  is  an  early  stage  Internet software development company that intends to develop and design an Internet web site that promotes early childhood educational development. We intend to accomplish this objective by creating an advanced interactive learning environment on our web site that enables families, authors and publishers to use the Internet to share information, purchase or sell software or books, participate in interactive workshops, and achieve readership and publisher exposure. We are controlled by our majority shareholder, Anthony Huang, who is also our sole officer, director, and employee.
                         Mr. Huang devotes approximately 20% of his work schedule to our operations.

Our Business Strategy .  Our  objective is to develop a web site that appeals to and attracts consumers, publishers, services providers and advertisers of educational-related content, products, services and advertising. We plan to attain this goal through the following key strategies:

                              -    Building  strong  brand  recognition;
                              -    Enhancing  and  expanding  our  content;
                              - Aggressively developing and growing our membership;
                              -    Attracting  and  developing  sponsors;
                              - Creating local and regional Dr. Owl web sites; and
                              - Focusing our efforts on technological development.

Our address . . . . . .  Our  address  is  777  Post  Oak  Blvd., Houston, Texas
                         77056.  Our  phone  number  is  (713)  552-9777.



                                  THE OFFERING

     The shares offered by this prospectus are being offered by all of our stockholders other than our sole officer, director and majority shareholder, Anthony Huang. Stockholders acquired the shares being offered for resale in exempt private offerings. For a description of how you can purchase shares in this offering and a list of the selling stockholders, please see the "Plan of Distribution and Selling Stockholders" section on page 22.


Common  stock
outstanding . . . . . .  22,057,000  shares.

Shares of common stock
to  be  resold  by
selling  stockholders .  2,057,000  shares.

Market  for  our
Common  stock . . . . .  Our common stock is not traded on an exchange or on the
                         OTC Bulletin Board. We can provide no assurance that there will be a market in the future for our common stock.

                             SUMMARY FINANCIAL DATA

     Our pro forma consolidated financial statements are provided for the period from inception, March 1, 2000, through May 31, 2001. Our business operations were minimal.

                                  PERIOD FROM INCEPTION MARCH 1, 2000
                                         THROUGH MAY 31, 2001

STATEMENT OF OPERATIONS DATA:

Revenues. . . . . . . . . . . . . . . . . . .         --

General administrative expenses . . . . . . .  $  27,395

Net loss. . . . . . . . . . . . . . . . . . .  $ (28,107)


BALANCE SHEET DATA                             AS OF MAY 31, 2001

     Total  assets. . . . . . . . . . . . . .  $  19,343
     Stockholders' equity (deficit) . . . . .  $  19,343

The stockholders' equity figure on the balance sheet data above does not include proceeds from the sale of stock occurring after May 31, 2001, in the amount of $18,750.

                                  RISK FACTORS

Risks  Associated  with  Our  Business

OUR BUSINESS IS DIFFICULT TO EVALUATE BECAUSE WE HAVE LIMITED OPERATING HISTORY AND HAVE NOT GENERATED ANY REVENUE FROM OPERATIONS.

     Our online books and software subscription service was launched in February 2001. These operations have not generated any revenue to date. Consequently, there is a limited operating history on which you can base your evaluation of the business and prospects of our operations.

WE MAY NEVER GENERATE REVENUE AND WILL BE DEPENDENT ON OUR ABILITY TO RAISE ADDITIONAL CAPITAL. IF WE ARE UNABLE TO RAISE ADDITIONAL CAPITAL, WE WILL NOT BE ABLE TO FUND FUTURE OPERATIONS AND MAY HAVE TO CEASE OPERATIONS.

     We anticipate that our operating expenses will increase as we incur additional costs and expenses in connection with development of software, marketing our products and services, and other general and administrative expenses. To execute our business plan as intended, we anticipate we will need a minimum of $1,000,000, or $62,500 per month, to develop our web site, fund sales and marketing expenses, and fund general working capital expenses. As of August 31, 2001, we have not generated any revenue.

     As of August 31, 2001, we have approximately $19,100 in cash reserves. With such limited existing cash reserves and without any current sources of internal liquidity, we will be dependent on our ability to raise additional
capital.   We  have  reduced  our  monthly  working  capital  expenditures  to approximately $1,250 until we are able to raise additional capital. We are able to work on such a limited budget because we have only one employee and we have minimal overhead expenses. We believe these cash reserves will provide sufficient working capital to maintain our reduced operations through November 2002.

     We have reduced our operations to a level in which we are conducting limited software and web site development and are attempting to raise additional capital. Without additional capital, we may not be able to:

          -    develop  our  services  and  products;
          -    hire  additional  employees;
          -    market  our  services  and  products;  or
          - respond to competitive pressures or unanticipated capital requirements.

If we are unable to raise additional capital before we use of our cash reserves by November 2002, we may have to cease operations.

WE ARE IN A COMPETITIVE INDUSTRY WITH SEVERAL COMPANIES WITH GREATER FINANCIAL AND TECHNICAL RESOURCES, WHICH MAY AFFECT OUR ABILITY TO GENERATE REVENUE.

     The market for our products is highly competitive. As of August 31, 2001, we do not have any members, strategic partners, and we have not sold any products. Our competitors include several large companies with substantially greater financial, technical and marketing resources than ours. These competitors may be able to devote greater resources than we can to the development, promotion and sale of their services and respond more quickly than we can to new technologies or changes in customer preferences. We expect increased competition in the future that could adversely affect our ability to generate revenue and market share. Our current competitors include but are not limited to:

          - providers of online and offline elementary-education oriented and e-learning software, products and services to parents, educators and educational institutions;
          - traditional print media companies that publish educational materials and children's books; and
          - non-profit and other educational organizations that offer both face-to-face and Internet-based products and services to assist children in early development.

If we cannot establish a market presence, we will have difficulty competing effectively with current or future competitors, especially those with significantly greater resources. If we are unable to compete, we will likely have difficulty generating revenue.

WE WILL LIKELY NOT BE ABLE TO GENERATE ANY REVENUE THROUGH THE SALE OF PRODUCTS OR SERVICES ON OUR WEB SITE UNTIL WE ARE ABLE TO FURTHER DEVELOP OUR WEB SITE.

     We do not currently sell any products or offer any services on our web site. We believe that in order to develop our own products and/or services, or enter into agreements with third parties to offer their products and services on our web site, we will need to expend a significant amount of capital into the development our web site. We have estimated that it will cost approximately $500,000 to develop our web site and to produce several Internet talking picture books. If we are unable to raise approximately $500,000 for this development, we will not be able to develop our web site and will likely not generate any revenue.

IF  WE  ARE  UNABLE  TO  ESTABLISH  A  LARGE  USER  BASE  WE MAY HAVE DIFFICULTY
ATTRACTING ADVERTISERS TO OUR WEB SITE, WHICH WILL HINDER OUR ABILITY TO GENERATE ADVERTISING REVENUES.

     An integral part of our business plan and marketing strategy requires us to establish a large user base. Once we are able to establish a large user base and a demand for our online services, we will be able to attract advertisers to our web site and possibly begin to generate advertising revenues. If our business or marketing strategy fails for any reason and we are unable to cost efficiently increase our user base, our ability to generate revenues will suffer. If for any reason our web site is ineffective at attracting consumers or we are unable to keep consumers satisfied with our service, we may not be able to establish a large user base and may not be able to generate advertising revenues.

IF WE ARE UNABLE TO ADAPT TO TECHNOLOGICAL CHANGES, WE MAY NOT BE ABLE TO ESTABLISH A COMPETITIVE POSITION IN OUR INDUSTRY.

     We may encounter difficulties responding to technological changes that could delay our introduction of products and services or other existing products and services. The e-learning industry is characterized by rapid technological change and obsolescence, frequent product introduction, and evolving industry standards. Our future success will depend, to a significant extent, on our ability to enhance our existing products, develop and introduce new products, satisfy an expanded range of customer needs and achieve market acceptance. We may not have sufficient resources to make the necessary investments or that we will be able to develop and implement the technological advances required to establish a competitive position.

WE EXPECT TO RELY ON RELATIONSHIPS WITH THIRD PARTY WEB SITES TO ATTRACT VISITORS TO OUR WEB SITE. THESE RELATIONSHIPS MAY NOT DEVELOP, MAY TERMINATE OR MAY NOT PRODUCE A SIGNIFICANT NUMBER OF VISITORS, WHICH COULD ADVERSELY AFFECT OUR BUSINESS AND OUR ABILITY TO INCREASE OUR REVENUE.

     We expect to rely on contractual relationships with third party web sites to attract a portion of the user traffic on our web site at www.DrOwl.com. We may not be able to establish these relationships, or if we do establish relationships, they may not produce a significant number of visitors. Our ability to enter into third party relationships is a key part of our business plan, and if we are unable to enter these relationships, we believe we will have difficulty generating revenue.

     As of August 31, 2001, we have not entered into agreements with any third parties to redirect their users to our web site. We can provide no assurance that we will be able to enter into new agreements. Our failure to establish relationships or fully capitalize on these relationships could reduce, or prevent us from increasing, the number of visitors to our web site, which could make it more difficult for us to market our products, attract corporate sponsors and generate subscription, transaction and e-commerce revenue.

WE ARE DEPENDENT ON THE SERVICES OF MR. ANTHONY HUANG, OUR FOUNDER, CHIEF EXECUTIVE OFFICER AND SOLE EMPLOYEE.

     Our success is dependent upon the services of Mr. Anthony Huang. Mr. Huang is currently responsible for the technology, sales and marketing and product development on our website. If we lose the services of Mr. Huang, it could have a negative impact on our business because of his unique skills, years of industry experience, and the difficulty of promptly finding qualified replacement personnel. At the present time Mr. Huang devotes approximately 20% of his working time to Dr. Owl Online. We do not currently have an employment agreement with Mr. Huang.

IF WE ARE UNABLE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL, WE MAY NOT BE ABLE TO EXECUTE OUR BUSINESS PLAN.

     Our success depends on the employment of skilled management, technology, sales and marketing and product development personnel. We currently have one employee who is responsible for all aspects of our business, and who only works for Dr. Owl Online on a part-time basis. Our business plan contemplates several people working in areas, including but not limited to, product, software, and web site development, marketing, and business development. We believe our ability to attract these employees will depend on our ability to raise additional capital. We face significant competition for individuals with the skills required to develop, market and support our products and services, especially those that are technology-based. If we fail to recruit and retain sufficient numbers of these highly skilled employees, we will not be able to execute our business plan as originally intended.

OUR SOLE DIRECTOR AND EXECUTIVE OFFICER MAY PREVENT INVESTORS FROM INFLUENCING SIGNIFICANT CORPORATE DECISIONS AND MAY PREVENT A CHANGE OF CONTROL.

     Our present director and executive officer, Anthony R. Huang, beneficially owns approximately 90.7% of our outstanding common stock. As a result, he will be able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This control may have the effect of delaying, preventing or deterring a change in control of our company and could deprive our stockholders of an opportunity to receive a premium for their common stock as part of any sale or acquisition.

OUR CHARTER DOCUMENTS MAY DISCOURAGE AN ACQUISITION OF DR. OWL ONLINE THAT COULD DEPRIVE OUR STOCKHOLDERS OF OPPORTUNITIES TO SELL THEIR SHARES AT PRICES HIGHER THAN PREVAILING MARKET PRICES.

     Provisions of our articles of incorporation and by-laws could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. We may issue shares of preferred stock in the future without stockholder approval and upon such terms as our board of directors may determine. Our issuance of this preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding stock and potentially prevent the payment of a premium to stockholders in an acquisition. Our charter and by-laws also provide that special stockholders meetings may be called only by our board of directors with the result that any third-party takeover not supported by the board of directors could be subject to significant delays and difficulties.

BECAUSE IT IS UNLIKELY THAT WE WILL PAY DIVIDENDS, YOU WILL ONLY BE ABLE TO BENEFIT FROM HOLDING OUR STOCK IF THE STOCK PRICE APPRECIATES.

     We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any dividends in the future. As a result of not collecting a dividend, you will not experience a return on your investment, unless the price of our common stock appreciates and you sell your shares of common stock.

Risks  Related  to  the  Internet  Industry

FUTURE REGULATIONS OR THE INTERPRETATION OF EXISTING LAWS PERTAINING TO THE INTERNET COULD DECREASE THE DEMAND FOR OUR PRODUCTS OR INCREASE THE COST OF DOING BUSINESS.

     Any new law or regulation pertaining to the Internet, or the application or interpretation of existing laws, could increase our cost of doing business, decrease the demand for our products and services, or otherwise harm our business. We must comply with a variety of federal and state laws affecting the content of materials distributed over the Internet, as well as regulations and other laws restricting the collection, use and disclosure of personal information that we may obtain in the course of providing our online services. In particular, we must comply with the Children's Online Privacy Protection Act of 1998, which, as implemented, mandates that we obtain verifiable, informed parental consent before we collect, use or disclose personal information from children under the age of 13. Future laws or regulations may relate to information retrieved from or transmitted over the Internet, consumer protection, online content, user privacy, taxation and the quality of products and services. Compliance with future laws and regulations, or existing laws as they may be interpreted in the future, could be expensive, time consuming, impractical or impossible.

WE MAY BE LIABLE FOR INVASION OF PRIVACY OR MISAPPROPRIATION BY OTHERS OF OUR USERS' INFORMATION, WHICH COULD ADVERSELY AFFECT OUR REPUTATION AND FINANCIAL RESULTS.

     Some of our services require the disclosure of sensitive information by the user. We rely on a number of security systems for our services to protect this information from unauthorized use or access. We cannot predict whether new technological developments could circumvent these security measures. If the security measures that we use to protect personal information or credit card information are ineffective, we may be subject to liability, including claims for invasion of privacy, impersonation, unauthorized purchases with credit card information or other similar claims. In addition, the Federal Trade Commission and several states have investigated the use of personal information by certain Internet companies. We could incur significant expenses if new regulations regarding the use of personal information are introduced or if our privacy practices are investigated.

THERE IS CURRENTLY NO MARKET FOR OUR COMMON STOCK AND THERE CAN BE NO ASSURANCE THAT A MARKET WILL EVER DEVELOP.

     There is currently no market for our common stock and there can be no assurance that a market will ever develop. We intend to apply for the listing of our common stock on the OTC Electronic Bulletin Board. In the event that our common stock is approved for listing and a market for our common stock does develop, it will likely be limited, sporadic and highly volatile.

                           FORWARD LOOKING STATEMENTS

     You should not rely on forward-looking statements contained in this prospectus. Forward-looking statements are contained principally in the sections entitled Business, Risk Factors, and Management's Discussion and
Analysis of Financial Condition and Plan of Operations and include our statements about:

          -    the  competitiveness  of  the  e-learning  industry;
          -    our  ability  to  keep  up  with changing trends in our industry;
          -    our  strategies;  and
          -    other  statements  that  are  not  historical  facts.

When used in this prospectus, the words will, believe, anticipate, intend, estimate, expect, project and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee future results, levels of activity, performance or achievements and you should not place undue reliance on our forward-looking statements. Because such forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements, including:

          -    declines  in  annual  financial  results;
          -    unpredictability  of  government  regulations and appropriations;
          -    ability  to  keep  up  with  changing  trends  in  our  industry;
          - changes in economic and business conditions (including in the e-learning industry);
          -    changes  in  business  strategies;  and
          -    other  factors  discussed  under  Risk  Factors.

Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus or the date of the document from which they are incorporated by reference. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.


                                 USE OF PROCEEDS

     We will not receive any proceeds from the resale of securities by selling stockholders.

                                 DIVIDEND POLICY

          We have never declared or paid any dividends. In addition, we anticipate that we will not declare dividends at any time in the foreseeable future. Instead, we will retain any earnings for use in our business.
     This policy will be reviewed by our board of directors from time to time in light of, among other things, our earnings and financial position.

                         DETERMINATION OF OFFERING PRICE

     We can give no assurance that a public market will develop for the selling stockholders. We plan to have a NASD market maker distribute any offers made by selling stockholders to the investing public. If the market maker receives any bids from public investors, these will be shown to selling stockholders. All sales by selling stockholders will have to be matched by bids from the public. We anticipate the initial market, if any, for selling stockholders will be very limited and the price will vary based on the supply from selling stockholders and bids indicated by the public. We have verbally advised all our selling stockholders to expect a limited public market and their ability to sell sharers will depend on bids from pubic investors.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                   FINANCIAL CONDITION AND PLAN OF OPERATIONS

     The following discussion should be read in conjunction with our financial statements.


GENERAL

     We  are  a  development  stage  company  with  a limited operating history.
Anthony Huang, our founder and chief executive officer began operations as a sole proprietorship in March 2000. In February 2001, Dr. Owl Online was incorporated in Texas, and Mr. Huang contributed a web site to the company. To date, we have concentrated on raising the necessary capital in order to develop our web site. As of August 31, 2001, we had not generated any revenues. Our fiscal year is May 31. The financial information contained in this prospectus is for the period from inception, March 1, 2000, through May 31, 2001.

     We have a limited operating history on which to base an evaluation of our business and prospects. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets such as online commerce. We will encounter various risks in implementing and executing our business strategy. We can provide no assurance that we will be successful in addressing such risks, and the failure to do so could have a material adverse effect on our business.

     From inception through May 31, 2001, we have utilized funds raised in a private placement offering conducted by our sole officer and director. We have not recorded any revenues and have incurred net losses from operations totaling approximately ($28,107) from inception through May 31, 2001.

     Our current cash forecast indicates that there will be negative cash flow from operations for the foreseeable future. We are currently seeking short-term and long-term debt or equity financing sufficient to fund projected working capital and web site development and marketing needs. However, we can provide no assurance that we will be successful in raising funds, that the amount and terms of any financing will be acceptable, or that profits from the sale of our services in the future will be sufficient to fund our working capital, web site development, and marketing expenditure requirements.

PLAN OF OPERATIONS FOR YEAR END 2002

     Our initial administrative expenses were approximately $27,395 as of May 31, 2001. These initial expenditures were funded by a loan from Mr. Huang of $15,000 and from proceeds of our March 2001 and April 2001 offerings, in which we raised $10,000 and $28,500, respectively. The $28,500 raised in the April 2001 offering includes sales from April through June 2001, of which sales in the amount of $11,500 occurred between June 7th, the date of our audited financial statements, and June 18th, the close of the April 2001 offering.

     We do not currently generate any revenues and we can provide no assurance that we will be able to generate revenues in the future.

     We believe we will need a minimum of approximately $1,000,000 to develop our web site, fund sales and marketing expenses, and fund general working capital expenses. We have estimated that it will cost approximately $500,000 to develop our web site and to produce several Internet talking picture books.

     Our cash reserves as of August 31, 2001 are approximately $19,100. We will require significant working capital in order to develop our business plan as intended. In July 2001, we reduced our operations because we have limited working capital. We have limited our current operations to limited web site development and maintenance, and raising additional capital.

     Our current monthly working capital expenditures are approximately $1,250. We plan to continue such limited operations for the next twelve months unless we are able to raise additional capital earlier. We are able to work on a limited budget because we have only one employee and we have minimal overhead expenses. We believe our current cash reserves will provide sufficient working capital to maintain current operations through November 2002.

     We intend to seek additional capital immediately so we may increase our operations and execute our business plan as intended. The foregoing are merely estimates, and we can provide no assurance that unexpected expenses will not shorten the period of time within which our funds may be utilized.

     If we are unable to raise additional funds before December 2002, we may have to sell assets or cease operations. Although we have no commitments for capital, we may raise additional funds through:

     - public offerings of equity, securities convertible into equity or debt,
     -    private  offerings  of  securities  or  debt,  or
     -    other  sources.

     Our investors should assume that any additional funding will cause substantial dilution to current stockholders. In addition, we may not be able to raise additional funds on favorable terms, if at all.

                                    BUSINESS

GENERAL

     We have begun the development and design of an Internet web site whose objective is to promote early childhood educational development. We intend to complete this objective by creating an advanced interactive learning environment which enables kids, parents, and children's books authors and publishers to use the Internet to share information, purchase or sell software or books, participate in interactive workshops, and achieve readership and publisher exposure. Our web site is currently under development and is located at . Through our web site, we intend to develop an Internet community which targets consumers, publishers, services providers and advertisers of educational-related content, products, and services

     We intend to focus initially on the educational software industry. We believe the educational software industry is large, growing, relatively fragmented and extremely competitive. Though fragmented and highly competitive, we believe Knowledge Adventures, Inc., The Learning Company, and Disney have emerged as the industry leaders.

     We believe that characteristics of traditional educational software industry have created inefficiencies for all participants. For example, educational software, such as IBM Crayola's Phonics Games is distributed only through major retail stores such as CompuUSA, and in limited number of cities. Web-based distribution of phonics learning workshops through our web site is advantageous for both the consumer and the educational software maker. Through our web site, we intend to allow a consumer to be able to purchase the same educational software without visiting the store. Furthermore, we intend our web site to enable parents and buyers of the software to tryout the software before purchasing it for immediate download. In today's competitive market, we believe major retailers have strict policies regarding returning opened software packages including children's educational software. If a consumer purchased educational software from a retail store and finds the software unfit for use by their children, they are usually unable to return the product to obtain a refund. At our web site, we intend to allow kids to use a variety of demonstration software titles before making a commitment to buy it online. In addition, by doing business only over the Internet we believe we can save money over physical store-based educational software distributor/retailers which must make significant investments in inventory, real estate and personnel for each retail location.

     From March 2000 through January 2001, Mr. Huang operated Dr. Owl Online as a sole proprietorship. During that time period, Mr. Huang worked to develop a business plan, web site, and a beta-copy of an interactive software book, and attempted to raise investment capital. While Mr. Huang developed a preliminary business plan, web site and one interactive software books, he was not able to raise any capital. In February 2001, Mr. Huang incorporated Dr. Owl Online to reorganize his efforts and attempt to raise capital through Dr. Owl Online.

OUR  BUSINESS  STRATEGY

     We anticipate that many traditional shoppers will migrate to electronic shopping and that the electronic dissemination of content will increase. We believe that the anticipated migration from traditional shopping to electronic shopping, and the anticipated increase in the electronic dissemination of content, will present a business opportunity in the delivery of educational-related content, products, services and advertising. Our principal strategy to capitalize on this prospective opportunity is to:

     - Create an Appealing Web Site Containing Only Educational-Related Content, Products, Services and Advertising. We intend to continue to design our web site to appeal to consumers of educational-related products and services and to publishers, services providers and advertisers of those products and services. We believe this will create a scalable business platform from which we believe we can generate multiple revenue streams.

     - Focus Our Marketing Efforts on a Highly Targeted Demographic Group with Common Interests and Needs. We intend to market our web site to the parents that have children up to age ten. We believe that if we are able to successfully market our web site to our targeted demographic, we will be able to attract publishers, services providers and advertisers to offer products and services on our web site.

     - Build Strong Brand Recognition. Our strategy is to develop, promote, advertise and increase the brand recognition and visibility of our web site. We intend to do this through providing high quality products, services and content, and through a variety of marketing and promotional campaigns, including advertising on other web sites and traditional media outlets, conducting an ongoing public relations campaign and developing business alliances and partnerships.

     - Create Appealing Content and Offer Quality Products. We intend to offer interactive, exciting, relevant, informative and entertaining content. We believe such informative and compelling content will attract consumers to our web site helping us to build a strong membership and attract advertisers. We also intend to list items for sale including children's software, movies, DVDs, books, children's clothing, and Internet talking picture books.

     - Maintain Technology Focus and Expertise. We intend to develop, acquire and implement technology-driven enhancements to our web site to provide a state-of-the-art interactive platform necessary to enhance our product and service offering, leverage the unique characteristics of electronic content delivery, and make user interfaces as intuitive and engaging.

     - Enhance and Expand Content. To make our web site appealing to parents, kids, consumers, publishers, services providers and advertisers, we believe we must constantly develop and expand the quality and variety of the content on and the products available on our web site. We expect to develop additional content with sponsors and media partners in order to maintain low development costs while creating high utility for users. We currently do not have any sponsors or media partners. Our goal is to obtain high volume through repeat business with our members by offering a high-quality experience through interactive, informative and entertaining content, as well as simple and efficient navigation capabilities.

     - Create Active Membership. Though all Internet users will be able to visit our web site, we intend to restrict some features to our members. We believe that the development and growth of our membership is important. We intend to develop and grow our membership base and increase member usage through member promotions, interactive services, and community building. We currently have no members.

     - Develop Sponsor and Advertising Revenues. We believe the development of relationships with sponsors and advertisers is critical to our success. We intend to develop sponsorship advertising relationships with leading brand marketers that go beyond traditional banner advertising to support broad marketing objectives, including brand promotion, awareness, product introductions, online research and the integration of advertising with editorial content. We plan to seek sponsorship arrangements, which have longer-term contracts and higher dollar values than typical banner advertising arrangements, and are independent from page views as the sole measurement basis. However, we do intend to seek banner advertising. Finally, we believe our customer demographic and anticipated site traffic will create a meaningful opportunity for the sale of links to other sites to be featured on our web site.

     - Create a National Infrastructure Through Strong Local Sites. If our initial web site is able to generate positive cash flow, we intend to create additional local and regional Dr. Owl web sites, each targeted at a particular geographical area. We believe the model for our initial web site will be easy to duplicate. We believe that our proposed network of locally or regionally oriented web sites will reach a broader group of advertisers and will take advantage of economies of scale much greater than a single web site that is focused solely on either a national or local level. Presently, we anticipate selecting one city in each state in the United States as an initial targeted geographical area for that state.

     - Attract and Retain Exceptional Employees. We currently have only one employee, Anthony Huang, our president and chief executive officer. We believe that versatile and experienced employees provide significant advantages in the rapidly evolving market in which it will compete. We are committed to building a talented employee base and to attracting an experienced management team.

REVENUES

     As of August 31, 2001, we have not generated any revenues from any sources. We intend to generate revenues from various sources including membership fees, sponsorship fees, banner advertising, non-sponsorship advertising fees, auctions, and professional referrals.

     Sponsor revenues. Currently, we do not plan on selling the products to be offered on our web site. Instead, we will seek to procure a sponsor for each category of educational-related products, such as children's clothing, books, software, and other products. We expect to derive revenues from the sale of sponsorships to sponsors and merchants who seek a cost-effective means to reach online consumers of educational-related products and services. We expect our sponsorship arrangements to differ from traditional banner advertising in that they will be designed to achieve broad marketing objectives such as brand promotion, awareness, product introductions, online research and the integration of advertising with editorial content.

     We intend to allow sponsors to talk one-on-one with members by using our message boards, chats, polls and special events, in order to gain insights into their customers. In addition, we intend to allow sponsors to be able to develop editorial and marketing content to support their marketing initiatives. To the extent requested, we will assist in the development of this content. The sponsor will generally be expected to pay Dr. Owl Online a designated fee for being selected as a sponsor. The fees may take the form of fixed fees or a percentage of sales to Dr. Owl Online users. To foster the sale of sponsorships, we intend to aggressively pursue our position as a preeminent educational Internet brand to the advertising community.

     Banner advertising. We expect to derive a portion of our revenues from banner advertisements that will be prominently displayed at the top of pages throughout our web site. From each banner advertisement, viewers will be able to hyperlink directly to the advertiser's own web site, thus providing the advertiser the opportunity to interact directly with an interested customer. Charges for this type of advertising are expected to be based on the number of impressions delivered to users over a specified period of time.

     Non-sponsor link fees. We expect to derive a portion of our revenues by providing links on our web site to existing web sites maintained by persons who are not sponsors and who do not go as far as purchasing banner advertising on our web site. We believe that the charges for providing these links would be fixed fees payable in their entirety in advance for a period of six months to a year.

     Auctions. We intend to develop an Internet-based community in which buyers and sellers are brought together in an efficient and entertaining person-to-person auction format to buy and sell various items. While we believe that the initial items to be offered will be educational-related, items eventually offered could include computers, memorabilia, and toys. We anticipate that the auction service would permit sellers to list items for sale and buyers to bid on items of interest. This system would be operational 24-hour-a-day, seven-day-a-week and would be fully automated, topically arranged, intuitive and easy to use. We would realize revenues from the auction system from listing fees for including items on the system and from success fees based on a percentage of the transaction value if an auction is concluded with a successful bid.

     Professional referrals. We intend to develop a database of educational-related children's book writers including educational professionals providing various services in various geographical areas. These professionals would include teachers, authors, publishers, contractors, and decorators. The database would provide links to any web site maintained by the professionals included in the database. We believe that revenues could be generated from this database either from fees for including the professionals in the database or from referral fees for customers purchasing services based on the usage of the database.

MARKETING  STRATEGY

     The goal of our marketing strategy is to (i) strengthen the brand recognition of the Dr. Owl Online, (ii) increase customer traffic to our web site, (iii) build strong customer loyalty, (iv) maximize repeat visits to our web site, and (iv) develop incremental revenue opportunities.

     Our strategy is to employ a variety of media, program and product development, business development and promotional activities to achieve these goals. We intend to place advertisements on various web sites through the use of banner ads that will encourage readers to click through directly to our web site. We also intend to enter into co-marketing agreements with other companies wherein information about Dr. Owl Online will be featured on other companies' web sites in exchange for placing those companies' information on our web site. We also intend to engage in a coordinated program of print advertising in specialized and general circulation newspapers and magazines provided we obtain sufficient funding or generate sufficient revenues.

COMPETITION

     We believe that the primary competitive factors in creating community on the Internet are

          -    functionality                       -    ease-of-use
          -    brand  recognition                  -    quality  of  service
          -    member affinity and loyalty         -    reliability
          -    demographic  focus                  -    critical  mass
          -    variety of value-added services

Other web sites are primarily focused on the educational industry. We will likely also face competition in the future from developers of web directories, search engine providers, shareware archives, content sites, commercial online services, sites maintained by Internet service providers and other entities that attempt to or establish communities on the Internet by developing their own or purchasing one of our competitors. Further, there can be no assurance that our competitors and potential competitors will not develop communities that are equal or superior to ours, or that achieve greater market acceptance than our community.

     We will also compete with traditional forms of media such as newspapers, magazines, radio and television, for advertisers and advertising revenues. We believe that the principal competitive factors in attracting advertisers include:

          -    the  amount  of  traffic  on  our  web  site;
          -    brand  recognition;
          -    customer  service;
          -    the  demographics  of  our  members  and  visitors;

          -    our  ability  to  offer  targeted  audiences;  and
          -    the overall cost-effectiveness of the advertising medium offered.

     We believe that the number of Internet companies relying on web-based advertising revenues will increase greatly in the future. Accordingly, we will likely face increased competition, resulting in increased pricing pressures on its advertising rates which could in turn have a material adverse effect on our business, results of operations and financial condition.

     Many of our initial and potential competitors will have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition and larger existing customer bases than us. Such competitors will likely be able to undertake more extensive marketing campaigns for their brands and services, adopt more aggressive advertising pricing policies and make more attractive offers to potential employees, distribution partners, commerce companies, advertisers and third-party content providers. We can provide no assurance that such competitors' sites that offer educational content will not be perceived by advertisers as having more desirable web sites for placement of advertisements. Accordingly, we can provide no assurance that:

     - we will be able to grow our membership, traffic levels and advertiser customer-base to levels required for profitability; or

     - competitors will not experience greater growth in traffic than us as a result of such relationships which could have the effect of making their web sites more attractive to advertisers; or

     - we will procure strategic partners or that (once procured) such strategic partners will not sever or will elect not to renew their agreements with us.

     We can provide no assurance that we will be able to compete successfully in our industry.

OUR  WEB  SITE

     Although we have begun the development and design of our web site, it will require significant capital to establish a fully operational web site that can serve and support a large number of visitors daily. We cannot estimate when the web site will be fully operational because we do not currently have the working capital necessary to fund such development.

     Our website is not currently prepared to handle e-commerce and we do not currently sell any products on our web site. We estimate that it will cost approximately $500,000 to complete our web site, including design and development costs and full time and contract developers and managers. Those costs are as follows:

          -    Planning  and  analysis                $80,000
          -    Design  of  infrastructure             $10,000
          -    Design  of  application  offerings     $50,000
          -    Development  of  applications          $300,000
          -    Server  and  co-location  contracts    $30,000
          -    Full  deployment  of  website          $30,000

     We have provided on our web site a beta-copy of an Internet talking picture book which visitors to our web site can access. In connection with that talking picture book, we have created TRANSForm, a new type of technology that converts existing paper-based children's picture books into interactive online stories in multiple foreign languages for worldwide readership and syndication. We believe that these talking picture books will allow new book titles and major licensable brands to promote interactive reading of books, language learning and phonics development directly over the Internet.

     With TRANSForm, we intend to help children's book publishers and writers throughout the world to generate immediate customer purchases and extend customer reach opportunities. Furthermore, we believe we can generate market awareness of older, out-of-print titles. From early childhood development picture books to language, phonics, and speech intensive learning titles, we intend to assist in the conversion and transformation of self-titled books, book titles by major publishers, and titles from lesser known writers into talking picture books.


GOVERNMENT  REGULATION

     We are not currently subject to direct regulation by any governmental agency, other than regulations applicable to businesses generally, and laws or regulations directly applicable to online commerce. However, due to the increasing popularity and use of the Internet and other online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, pricing, content, copyrights, distribution, and characteristics and quality of products and services. Furthermore, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online.

User Privacy Issues. Internet user privacy has become an issue both in the United States and abroad. Some commentators, privacy advocates and government bodies have recommended or taken actions to limit the use of personal profiles or other personal information by those collecting such information, particularly as it relates to children. For example, the Children's Online Privacy Protection Act of 1998 requires, among other things, that online operators obtain verifiable parental consent for the collection, use, or disclosure of personal information from children.

Internet Taxation. The tax treatment of activities on or relating to the Internet is currently unsettled. A number of proposals have been made at the federal, state and local levels and by foreign governments that could impose taxes on the online sale of goods and services and other Internet activities. The Internet Tax Freedom Act was signed into law in 1998, placing a three-year moratorium on new state and local taxes on Internet commerce. There is no assurance that this moratorium will be extended, nor can there be any assurance that future laws imposing taxes or other regulations on commerce over the Internet would not substantially impair the growth of Internet commerce and as a result could make it cost-prohibitive to operate its business.

EMPLOYEES

     At September 1, 2001, we employed one part-time employee, Anthony Huang. However, at the present time Mr. Huang does not receive any compensation, and will not receive any compensation for his services until we begin operations. Mr. Huang received 20,000,000 shares of common stock for developing a business plan and for services rendered. Mr. Huang dedicates approximately twenty percent (20%) of his working time to Dr. Owl Online. We do not have the necessary working capital to hire additional employees.

LEGAL  PROCEEDINGS

There are currently no legal proceedings pending to which the we are a party or to which any of our properties are subject.

FACILITIES

     Our headquarters are located at 777 Post Oak Blvd., Suite 320, Houston, Texas 77056. We currently operate in a 500 square foot office space which Mr. Huang subleases on a month-to-month basis. We currently do not pay rent nor have we entered into a sublease agreement with Mr. Huang. As we expand, we will need to locate other third-party facilities.

                                   MANAGEMENT

DIRECTOR  AND  EXECUTIVE  OFFICER

     Our sole director and executive officer is:

NAME                  AGE                          POSITION
----                  ---                          --------
Anthony R. Huang       33         Director, president, chief executive officer,
                                  chief financial officer and secretary


     Anthony Huang has served as our sole director and as our president, chief executive officer, treasurer and secretary since inception. Since 1994, he has served as the chairman, president and chief executive officer of Rexton InterActive, a Houston based eSolutions company focused on delivering custom application and database consulting services in the area of MS Exchange, Lotus Domino, and Strategic web Application Solutions. Prior to working at Rexton Interactive, Mr. Huang worked for Ernst & Young as a Management Consultant, BSG Consulting as an Application Team Leader, and Apple Computers as a Data Modeler. Mr. Huang received his B.B.A. in management information systems from the University of Texas at Austin.

     As provided in our by-laws, our director is elected annually by our stockholders at our annual meeting. Our sole officer serves at the discretion of the board of directors.


                             EXECUTIVE COMPENSATION

          The following table contains compensation data for our sole director and chief executive officer from inception until the date of this prospectus:


                                                    ANNUAL
                                                    ------
                                                 COMPENSATION  LONG TERM COMPENSATION
                                                 ------------  ----------------------

Name and principal position               Fiscal year  Salary  Restricted stock award
----------------------------------------  -----------  ------  -----------------------
Anthony R.  Huang
   Director, president, chief executive
   officer, chief financial officer, and
   secretary . . . . . . . . . . . . . . .    2001       --            $20,000

     We issued Mr. Huang 20,000,000 shares of common stock in February 2001 for services rendered, valued at $20,000. The 20,000,000 shares vested immediately. Mr. Huang does not receive any cash or other compensation for services rendered to Dr. Owl Online as an officer or director. We do not currently have any employment agreements.

STOCK OPTIONS AND WARRANTS

     In March 2001, Mr. Huang, as the sole director on the board of directors and as the majority shareholder, approved and adopted Dr. Owl Online's 2001 Stock Option Plan. As provided in the plan, options to purchase 3,000,000 shares of common stock may be granted to employees, officers, directors, and consultants of Dr. Owl Online. Options granted under the plan generally expire five to ten years after the date of grant. Currently, no options to purchase shares have been issued.

LIMITATION OF DIRECTORS' LIABILITY

     Our articles of incorporation and by-laws eliminate, subject to the exceptions listed below, the personal liability of our directors for monetary damages for breaches of fiduciary duty by such directors. The articles of incorporation and by-laws do not permit eliminating or limiting the personal liability of a director for:

     - any breach of the director's duty of loyalty to Dr. Owl Online or our stockholders,
     - acts or omissions not in good faith that constitutes a breach of duty of the director or which involve intentional misconduct or a knowing violation of law,
     - any transaction from which such director derives an improper personal benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, or
     - an act or omission for which the liability of a director is expressly provided by an applicable statute.

     This provision of the articles of incorporation and by-laws will limit the remedies available to the stockholder who is dissatisfied with a decision of the board of directors protected by this provision, and such stockholder's only remedy may be to bring a suit to prevent the action of the board. This remedy may not be effective in many situations, because stockholders are often unaware of a transaction or an event prior to the board's action in respect of such transaction or event. In these cases, our stockholders and Dr. Owl Online could be injured by a board's decision and have no effective remedy.


                             PRINCIPAL STOCKHOLDERS

     The table below sets forth the beneficial ownership of common stock of our sole officer and director, and the sole holder of five percent or more of our common stock.

                             NUMBER OF SHARES OF
NAME AND ADDRESS                COMMON STOCK
OF BENEFICIAL OWNERS         BENEFICIALLY OWNED   PERCENTAGE OF OWNERSHIP
---------------------------  -------------------  ------------------------
Anthony R. Huang                 20,000,000                90.7%
All officers and directors
  as a group (1 person)          20,000,000                90.7%


     Mr.  Huang's  principal  business address is 777 Post Oak Blvd., Suite 320,
Houston, Texas 77056. Mr. Huang received his shares of common stock for services rendered and nominal assets.

                           RELATED PARTY TRANSACTIONS

     Our office is located in space subleased by Mr. Huang. We currently do not pay rent and we have not entered into a lease agreement. In February 2001, we issued Mr. Huang, 20,000,000 shares of our common stock for services rendered and nominal assets valued at $20,000.

     In fiscal 2000, Mr. Huang loaned Dr. Owl Online $15,000 to pay for up-front legal, accounting, and other overhead costs. We issued Mr. Huang a promissory note which accrued interest at a rate of eight percent (8%) per annum, which $8,516 was repaid and the balance was contributed to paid in capital during 2001.


                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

     We are authorized to issue up to 100,000,000 shares of common stock. As of July 16, 2001, there were 22,057,000 shares of common stock issued and outstanding that were held of record by approximately forty-three shareholders. No shares have been reserved for issuance upon the exercise of warrants or options.

     The holders of shares of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any. Holders of common stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of common stock have no preemptive or other rights to subscribe for shares. Holders of common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available. The outstanding common stock is, and the common stock to be outstanding upon completion of this offering will be, validly issued, fully paid and non-assessable.

PREFERRED STOCK

     We are authorized to issue of up to 20,000,000 shares of preferred stock. We have no present plans for the issuance of such preferred stock. The issuance of such preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. In addition, the issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions, financings, and other corporate purposes, could have the effect of making it more difficult or discouraging a third party from acquiring a controlling interest in us. In many cases, shareholders receive a premium for their shares in a change of control, and these provisions will make it somewhat less likely that a change in control will occur or that shareholders will receive a premium for their shares if a change of control does occur.

TEXAS  TAKEOVER  STATUTE.

     Upon completion of this offering, we will be subject to the Texas takeover laws. Texas law prohibits a Texas corporation which is an issuing public corporation from engaging in any business combination with any affiliated shareholder for a period of three years following the date that the shareholder became an affiliated shareholder, unless:

     - prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an affiliated shareholder; or

     - the business combination is approved by at least two-thirds of the outstanding voting shares that are not beneficially owned by the affiliated shareholder or an affiliate or associate of the affiliated shareholder at a meeting of shareholders called not less than six months after the affiliated shareholder's share acquisition date.

     In general, Texas takeover law defines an affiliated shareholder as any entity or person beneficially owning 20% or more of the outstanding voting stock of the issuing public corporation and any entity or person affiliated with or controlling or controlled by such entity or person. Furthermore, it defines a business combination to include, among other similar types of transactions, any merger, share exchange, or conversion of an issuing public corporation involving an affiliated shareholder.

     These laws may have the effect of inhibiting a non-negotiated merger or other business combination that we may be involved in.

TRANSFER AGENT

     American Registrar & Transfer Co. serves as the transfer agent for the shares of common stock.

SHARES ELIGIBLE FOR FUTURE SALE

     As of August 31, 2001, there are 22,057,000 shares of our common stock outstanding. Upon the effectiveness of this registration statement, the 2,057,000 shares of common stock to be resold pursuant to this prospectus will be eligible for immediate resale in the public market if and when any market for the common stock develops. The remaining 20,000,000 shares, which are held by
Mr. Huang, are restricted shares within the meaning of Rule 144 under the Securities Act, and are subject to the resale provisions of Rule 144. As of August 31, 2001, none of Mr. Huang's shares qualify for resale under Rule 144.
     In general, under Rule 144, a person who has beneficially owned, for at least one year, shares of common stock that have not been registered under the Securities Act or that were acquired from an affiliate of Dr. Owl Online is entitled to sell within any three-month period the number of shares of common stock that does not exceed the greater of:

     - one percent of the number of then outstanding shares of common stock, or
     - the average weekly reported trading volume during the four calendar weeks preceding the sale.

     Sales under Rule 144 are also subject to notice and manner of sale requirements and to the availability of current public information and must be made in unsolicited brokers' transactions or to a market maker. A person who is not an affiliate of Dr. Owl Online under the Securities Act during the three months preceding a sale and who has beneficially owned such shares for at least two years is entitled to sell the shares under Rule 144 without regard to the volume, notice, information and manner of sale provisions. Affiliates must comply with the restrictions and requirements of Rule 144 when transferring restricted shares even after the two year holding period has expired and must comply with the restrictions and requirements of Rule 144 in order to sell unrestricted shares.

     Prior to the offering, there has been no market for our common stock. No predictions can be made of the effect, if any, that market sales of shares of common stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of our common stock could adversely affect the prevailing market price of the common stock, as well as impair our ability to raise capital through the issuance of additional equity securities.

                  PLAN OF DISTRIBUTION AND SELLING STOCKHOLDERS

     This prospectus relates to the resale of 2,057,000 shares of common stock by the selling stockholders. The selling stockholders purchased the shares being offered by this prospectus in private offerings made under Rule 506 of Regulation D of the Securities Act. In connection with those offerings, each selling stockholder entered into a registration rights agreement with Dr. Owl Online, which granted the selling stockholder demand registration rights for the shares it purchased. The selling stockholders exercised their demand registration rights, requiring us to register the resale of their shares.

     The table below sets forth information with respect to the resale of shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of common stock by the selling stockholders for shares currently outstanding. Assuming all shares of common stock in the following tables are sold, none of the selling stockholders will own greater than 1% of our common stock.

                                   SHARES BENEFICIALLY  PERCENTAGE OWNED                   SHARES BENEFICIALLY
STOCKHOLDER                        OWNED BEFORE RESALE    BEFORE RESALE    AMOUNT OFFERED  OWNED AFTER RESALE
---------------------------------  -------------------  -----------------  --------------  -------------------
Harriet I. Blausey                               1,000               < 1%           1,000                    0

John H. Blausey                                  1,000               < 1%           1,000                    0

Brewer & Pritchard, P.C.                       200,000               < 1%         200,000                    0

Cheryl Clark                                       500               < 1%             500                    0

Christopher H. Clark                               500               < 1%             500                    0

Diversified Consulting, LLC                      1,000               < 1%           1,000                    0

Edgewater Energy Corp.                             500               < 1%             500                    0

Alan Filson                                      2,000               < 1%           2,000                    0

Kirt and Crystal Gaskin                          1,000               < 1%           1,000                    0

Troy Getz                                      800,000               3.6%         800,000                    0

Susan H. Haugen                                  2,000               < 1%           2,000                    0

W. Donald Haugen                                 2,000               < 1%           2,000                    0

Susan R. Hays                                      500               < 1%             500                    0

Tom E. Hays                                        500               < 1%             500                    0

Jean L. Hill                                     2,000               < 1%           2,000                    0

Walter Hill                                    250,000               1.1%         250,000                    0

Charles Hunsinger                              500,000               2.3%         500,000                    0

Brian S. John                                    2,000               < 1%           2,000                    0

Dave Lennox                                    252,000               1.1%         252,000                    0

Lindquist & Associates                           1,000               < 1%           1,000                    0

Kenneth R. Lindquist                             1,000               < 1%           1,000                    0


                                       22

Marie T. Lindquist                               1,000               < 1%           1,000                    0

Pamela Lindquist                                 1,000               < 1%           1,000                    0

Courtland L. Logue, Jr.                          2,000               < 1%           2,000                    0

David Maharam                                    2,000               < 1%           2,000                    0

Homer O. Mitchell                                1,000               < 1%           1,000                    0

Patricia R. Mitchell                             1,000               < 1%           1,000                    0

John T. Orton                                    1,000               < 1%           1,000                    0

Terri W. Orton                                   1,000               < 1%           1,000                    0

Richard Casper Partners                          1,000               < 1%           2,000                    0

EWMW Limited Partnership                         1,000               < 1%           1,000                    0

Travis A. Piper                                  2,000               < 1%           2,000                    0

Network Marketing Resources, Inc.                1,000               < 1%           1,000                    0

Chris Roybal                                     1,000               < 1%           1,000                    0

Cindy Roybal                                     1,000               < 1%           1,000                    0

Theodore Schwartz                                2,000               < 1%           2,000                    0

Ruth Shepley                                    10,000               < 1%          10,000                    0

David & Nina Smith                               1,000               < 1%           1,000                    0

Irene Smith                                        500               < 1%             500                    0

Brian B. Spillane                                2,000               < 1%           2,000                    0

Herb Tabin                                       2,000               < 1%           2,000                    0

Freda Thompson                                   2,000               < 1%           2,000                    0

TOTAL SHARES                                                                                                 0


     Brewer & Pritchard, P.C. is counsel for Dr. Owl Online in connection with this registration statement and in giving an opinion on the validity of the securities being registered.

     The 2,057,000 shares offered by the selling stockholders may be sold by one or more of the following methods, without limitation:

     - ordinary brokerage transactions and transactions in which the broker solicits purchases; and
     - face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate.

Brokers or dealers may receive commissions or discounts from the selling stockholders in amounts to be negotiated. Brokers and dealers and any other participating brokers or dealers may be deemed to be underwriters within the meaning of the Securities Act, in connection with any sales. The selling stockholder or dealer effecting a transaction in the registered securities, whether or not participating in a distribution, is required to deliver a prospectus. As a result of these shares being registered under the Securities Act, holders who subsequently resell the shares to the public may be deemed to be underwriters with respect to the shares of common stock for purposes of the Securities Act with the result that they may be subject to statutory liabilities if the registration statement to which this prospectus relates is defective by virtue of containing a material misstatement or omitting to disclose a statement of material fact. We have agreed to indemnify the selling stockholders regarding such liability.


            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer as provided in the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities, other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


             MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

     Currently, there is no public trading market for our securities and we can provide no assurance that any market will develop. If a market develops for our securities, it will likely be limited, sporadic and highly volatile. As of August 31, 2001, there were approximately 42 shareholders of record.


                      INTEREST OF NAMED EXPERTS AND COUNSEL

     Principals of Brewer & Pritchard, P.C. own 200,000 shares of our common stock.


                                     EXPERTS

     The financial statements of Dr. Owl Online appearing in this Form SB-2 registration statement have been audited by Malone & Bailey, PLLC, independent auditors, as set forth in their report on page F-1, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                                  LEGAL MATTERS

     Certain legal matters with respect to the issuance of shares of common stock offered by this prospectus will be passed upon by Brewer & Pritchard, P.C., Houston, Texas.

                       WHERE YOU CAN FIND MORE INFORMATION

     At your request, we will provide you, without charge, a copy of any document filed as exhibits in this prospectus. If you want more information, write or call us at:

                    Attention: Anthony R. Huang, President
                    Dr. Owl Online,  Inc.
                    777 Post Oak Blvd., Suite  320
                    Houston, Texas 77056
                    (713) 552-9777

     Our fiscal year ends on May 31. We intend to become a reporting company and file annual, quarterly and current reports with the SEC. You may read and copy any reports, statements, or other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC Internet site at http:\\www.sec.gov.

                                2,057,000 Shares





                              Dr. Owl Online, Inc.


                                   Prospectus

                                  Common Stock




                              ____________________





          You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling security holders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

     Until _______________, all dealers and selling stockholders that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM  24.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

     Texas law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. Our articles of incorporation limit the liability of our directors and our stockholders to the fullest extent permitted by Texas law. Specifically, directors will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability for:

          (1) any breach of the director's duty of loyalty to Dr. Owl Online or our stockholders,
          (2) acts or omissions not in good faith that constitute a breach of duty of the director to Dr. Owl Online or an act or omission which involves intentional misconduct or a knowing violation of law,
          (3) an act or omission for which the liability of a director is expressly provided by an applicable statute, or
          (4) any transaction from which the director received an improper personal benefit, whether the benefit resulted from an action taken within the scope of the director's office.

     The inclusion of this provision in the articles of incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited Dr. Owl Online and our stockholders.

     Our articles of incorporation provide for the indemnification of our executive officers and directors, and the advancement to them of expenses in connection with any proceedings and claims, to the fullest extent permitted by Texas law. The articles of incorporation include related provisions meant to facilitate the indemnities' receipt of such benefits. These provisions cover, among other things:

     (1) specification of the method of determining entitlement to indemnification and the selection of independent counsel that will in some cases make such determination,
     (2) specification of time periods by which payments or determinations must be made and actions must be taken, and
     (3)  the  establishment  of certain presumptions in favor of an indemnitee.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Dr. Owl Online, as provided in the foregoing provisions, Dr. Owl Online has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities being registered. The expenses shall be paid by the Registrant.

          SEC Registration Fee . . . . . . . . . . . . . .  $  257.13
          Printing and Engraving Expenses. . . . . . . . .  $  0
          Legal Fees and  Expenses . . . . . . . . . . . .     *
          Accounting Fees and Expenses . . . . . . . . . .     *
          Miscellaneous. . . . . . . . . . . . . . . . . .     *
                                                            ---------
          TOTAL. . . . . . . . . . . . . . . . . . . . . .  $  *
                                                            =========

*  To be added by amendment

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     The following information sets forth information for all our securities sold since inception, without registration under the Securities Act. There were no underwriters in any of these transactions, nor were any sales commissions paid thereon.

1. In February 2001, we issued Anthony Huang 20,000,000 shares of common stock for services rendered and nominal assets, which were valued at $20,000. We believe the transaction was exempt from registration under Section 4(2) of the Securities Act, as Mr. Huang is our sole officer and director and an accredited investor, and since the transaction was non-recurring and privately negotiated.

2. In March 2001, we sold 2,000,000 shares of our common stock at an aggregate purchase price of $10,000 to 5 accredited investors. We believe that these transactions were exempt from registration under Rule 506 of Regulation D of the Securities Act.

3. Between April 2001 and June 2001, we sold 57,000 shares of our common stock at an aggregate purchase price of $28,500 to 37 accredited investors. We believe that these transactions were exempt from registration under Rule 506 of Regulation D of the Securities Act.


ITEM  27.  EXHIBITS


                                INDEX TO EXHIBITS

EXHIBIT  NO.          IDENTIFICATION  OF  EXHIBIT
------------

3.1(1)                Articles  of  Incorporation

3.2(1)                By-Laws  of  Dr.  Owl  Online,  Inc.

4.1(1)                Form  of  specimen  of  common  stock

5.1(3)                Legal  Opinion

10.1(1)               2001  Employee  Stock  Option  Plan

23.1(2)               Consent  of  Malone  &  Bailey,  PLLC

23.2(3)               Consent  of  Brewer  &  Pritchard,  P.C.

___________________
(1)  Filed previously on Form  SB-2, SEC File No. 333-65768.
(2)  Filed herewith.
(3)  To be filed by amendment.

ITEM 28. UNDERTAKINGS

     (a)  The  undersigned  registrant  undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

                    ii. Reflect in the prospectus any facts or events arising after the effective date of which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC in accordance with Rule 424(b) of this chapter, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                    iii. Include any additional or changed material on the plan of distribution.


               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant as provided in the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, duly authorized, in the City of Houston, State of Texas, on the 25th day of September, 2001.


                                   DR. OWL ONLINE, INC.



                                   BY: /s/ ANTHONY R. HUANG
                                      ---------------------------
                                           ANTHONY R. HUANG, President


                            _________________________


     This registration statement has been signed by the following persons in the capacities and on the dates indicated:


Signature                          Title                      Date
---------                          -----                      ----


By:/s/ ANTHONY R. HUANG  Director, president, chief           September 25, 2001
   --------------------  executive officer, chief accounting
       ANTHONY R. HUANG  officer, and secretary

                              DR. OWL ONLINE, INC.
                          (A Development Stage Company)
                                 BALANCE SHEETS
                           As of May 31, 2001 and 2000


                                                     2001       2000
                                                  ---------  ---------
     ASSETS

Cash                                              $ 19,343   $ 15,152
                                                  =========  =========


     LIABILITIES

Note payable to founder                                      $ 15,000
Accrued interest                                                  300
                                                             ---------
     Total Liabilities                                         15,300
                                                             ---------

     STOCKHOLDERS' EQUITY

Preferred stock, $.001 par, 20,000,000 shares
     authorized, none outstanding
Common stock, $.0001 par, 100,000,000 shares
     authorized, 22,019,500 and 0 shares issued
     and outstanding respectively                    2,202
Additional paid in capital                          45,248
Deficit accumulated during the development stage   (28,107)  -   (148)
                                                  ---------  ---------
           Total Stockholders' Equity               19,343       (148)
                                                  ---------  ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $ 19,343   $ 15,152
                                                  =========  =========


                See accompanying summary of accounting principles
                       and notes to financial statements.

                                  DR OWL ONLINE, INC.
                             (A Development Stage Company)
                                 STATEMENTS OF EXPENSES
                     For the years ended May 31, 2001 and 2000 and
                       the Period from March 1, 2000 (Inception)
                                  Through May 31, 2001


                                                                       Inception
                                                                        Through
                                               2001         2000         2001
                                            -----------  -----------  ----------
Administrative expenses
     -   paid in cash                       $    7,395                $   7,395
     -   paid in stock                          20,000                   20,000
Interest income                                   (352)  $     (152)       (504)
Interest expense                                   916          300       1,216
                                            -----------  -----------  ----------
Net loss                                    $  (27,959)  $     (148)  $ (28,107)


Net loss per common share                   $   (0.004)        n/a
Weighted average common shares outstanding   7,084,708         n/a


                See accompanying summary of accounting principles
                       and notes to financial statements.

                                  DR OWL ONLINE, INC.
                             (A Development Stage Company)
                     STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                     For the Period from March 1, 2000 (Inception)
                                 Through May 31, 2001


                                                                Deficit
                                                              Accumulated
                                                                 During
                               Common Stock         Paid in    Development
                            Shares        $         Capital       Stage      Totals
                          -----------  --------  -------------  ----------  --------
Sole proprietorship
  in the first year
Net (loss)                                                      $    (148)  $  (148)
                          -----------  --------  -------------  ----------  --------
Balances, May 31, 2000                                               (148)     (148)

Shares issued
- to the founder in
  February 2001 as
  compensation for website
  development services
  during 2000 and 2001
  at $.001 per share       20,000,000  $  2,000  $     18,000                20,000
- for cash in March 2001
  at $.005 per share        2,000,000       200         9,800                10,000
- for cash in April and
  May 2001 at $.50 per
  share                        19,500         2         9,748                 9,750
Cancellation of note
  payable to founder
  and accrued interest
  in May 2001                                    $      7,700                 7,700
Net (loss)                                                        (27,959)  (27,959)
                          -----------  --------  -------------  ----------  --------
Balances, May 31, 2001     22,019,500  $  2,202  $     45,248   $ (28,107)  $19,343
                           ==========  ========  =============  ==========  ========



                See accompanying summary of accounting principles
                       and notes to financial statements.

                                       DR. OWL ONLINE, INC.
                                  (A Development Stage Company)
                                     STATEMENTS OF CASH FLOWS
                          For the years ended May 31, 2001 and 2000 and
                            the Period from March 1, 2000 (Inception)
                                       Through May 31, 2001


                                                                  Inception
                                                                   Through
                                              2001        2000       2001
                                           -----------  --------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net (deficit) accumulated during the
  development stage                        $  (27,959)  $  (148)  $(28,107)
Adjustments to reconcile net (deficit)
  to cash used by operating activities:
   Stock issued for services                   20,000                20,000
   Accrued interest                               916       300       1,216
                                           -----------  --------  ----------
NET CASH USED BY OPERATING ACTIVITIES         ( 7,043)      152    ( 6,891)
                                           -----------  --------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from note payable to founder                  15,000      15,000
  Payments on note payable to founder         ( 8,516)              ( 8,516)
  Sale of stock                                19,750                19,750
                                           -----------  --------  ----------
NET CASH FLOWS FROM FINANCING ACTIVITIES       11,234    15,000      26,234
                                           -----------  --------  ----------

NET INCREASE IN CASH                            4,191    15,152      19,343
     Cash balance, beginning                   15,152
                                           -----------  --------  ----------
     Cash balance, ending                  $   19,343   $15,152   $  19,343
                                           ===========  ========  ==========
Supplemental Disclosures
Interest paid                              $        0   $     0   $       0


                See accompanying summary of accounting principles
                       and notes to financial statements.

                              DR. OWL ONLINE, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS


NOTE  1  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES

Nature  of Business.  Dr. Owl Online, Inc. was incorporated in Texas in February
-------------------
2001, to develop and design an Internet web site that promotes early childhood educational development.

Cash  and  Cash  Equivalents.  For purposes of the statements of cash flows, the
----------------------------
Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Use of Estimates.  In preparing financial statements, management makes estimates
----------------
and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenue and expenses in the income statement. Actual results could differ from those estimates.

Revenue recognition.  The Company has no policy because it has no revenues.
-------------------

Income  taxes.  The Company recognizes deferred tax assets and liabilities based
--------------
on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. The Company provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Stock options and warrants.  The Company accounts for stock options and warrants
---------------------------
issued to employees in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. For financial statement disclosure purposes and issuance of options and warrants to non-employees for services rendered, the Company follows statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation.


NOTE  2  NOTE  PAYABLE  TO  FOUNDER

To pay up-front legal, accounting and other overhead operating costs, a Company founder loaned the Company $15,000 in March 2001. The note is payable on demand, with no interest. Interest at 8% is imputed and added to paid in capital. $8,516 was repaid and the balance, including accrued interest, was contributed to paid in capital on May 31, 2001.


NOTE  3  COMMON  STOCK  ISSUED  FOR  SERVICES

The Company founder developed a website and operated as a sole proprietor from March 1, 2000 (inception) through December 31, 2000. In February 2001, at Corporate inception, the founder contributed the website and in return received 20,000,000 shares of Company stock valued at $.001 per share, or $20,000. The $20,000 website valuation is an estimate of the cost if the website were built by an outside contractor.


NOTE  4  COMMON  STOCK  ISSUED  FOR  CASH

In March 2001, the Company sold 2,000,000 shares of common stock to several individuals at $.005 per share for a total value of $10,000. In April and May of 2001, the Company sold 19,500 shares at $.50 per share for a total value of $9,750.

NOTE  5  STOCK  OPTIONS  AND  WARRANTS

In March 2001, the board of directors approved the 2001 Incentive Stock Options Plan. As provided in the plan, options to purchase 3,000,000 shares of common stock may be granted to employees, officers, directors, and consultants of the Company. Options granted under the plan generally expire five to ten years after the date of grant. Currently, no options have been issued.

NOTE  6  COMMITMENTS AND CONTINGENCIES

There were no commitments or contingencies for the period from inception through May 31, 2001. Additionally, there was no rent expense for the periods presented.

NOTE  7  SUBSEQUENT  EVENT

During June 1-7, 2001, the Company sold 14,500 shares at $.50 per share for a total value of $7,250.

                           INDEPENDENT AUDITORS REPORT


To  the  Board  of  Directors
   Dr.  Owl  Online,  Inc.
   (A  Development  Stage  Company)
   Houston,  Texas

We have audited the accompanying balance sheets of Dr. Owl Online, Inc., as of May 31, 2001 and 2000, and the related statements of expenses, stockholders equity, and cash flows for the year ended May 31, 2001 and the periods from March 1, 2000 (Inception) through May 31, 2000 and 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dr. Owl Online, Inc., as of May 31, 2001 and 2000, and the results of its operations and its cash flows for the periods described in conformity with accounting principles generally accepted in the United States.


/s/  MALONE  &  BAILEY,  PLLC
Houston,  Texas

June  7,  2001